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                                                                     EXHIBIT 4.2


                         CADABRA DESIGN LIBRARIES INC.

                               STOCK OPTION PLAN

     1.   Definitions.
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     In this Plan:

          (a)  "Board" means the board of directors of the Corporation;

          (b) "Consultant" means a person who is engaged by the Corporation or a Subsidiary to render management or consulting services to the Corporation;

          (c) "Corporation" means CADABRA DESIGN LIBRARIES INC., and includes any successor corporation thereto;

          (d) "Date of Grant" means the date a Participant is granted an Option;

          (e)  "Director" means a member of the Board;

          (f) "Employee" means a person employed on a full-time basis by the Corporation or a Subsidiary;

          (g) "Officer" means an officer of the Corporation duly appointed by the Board;

          (h) "Option" means a contract complying with the provisions of this Plan between the Corporation and a Participant pursuant to which the Participant has a right to subscribe for unissued Shares;

          (i) "Participant" means a Consultant, Officer, Director or Employee or former Employee who is a party to an Option;

          (j)  "Plan" means the Cadabra Design Libraries Inc. Stock Option Plan;

          (k) "Shares" means Class A common shares or Class B common shares without nominal or par value in the capital of the Corporation, and, in the event of an adjustment contemplated by Section 4 hereof, such other shares or securities to which a Participant may be entitled upon the exercise of an Option as a result of such adjustment; and

          (l) "Subsidiary" means any corporation that is a subsidiary of the Corporation as such term is defined in subsection 2(5) of the Canada Business Corporations Act, as amended from time to time.

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     2.   Purpose.
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     The purpose of the Plan is to provide Consultants, Officers, Directors and
Employees with a proprietary interest in the Corporation through the granting of options to purchase Shares in order to:

          (a) increase the interest in the Corporation's welfare of those individuals who share primary responsibility for the management, growth and protection of the business of the Corporation;

          (b) recognize the contributions made by certain individuals to the Corporation's growth during its development stage;

          (c) furnish an incentive to such individuals to continue providing their services to the Corporation; and

          (d) provide a means through which the Corporation may attract able persons to engage as Employees and Consultants.

     3.   Administration.
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     The Plan shall be administered by the Board.  No Director shall take any action with respect to Options granted to such Director.

     The Board shall have full and final authority in its discretion, but subject to the provisions of the Plan, to determine from time to time the individuals to whom Options shall be granted and the number of Shares to be covered by each Option; to determine the time or times at which Options shall be granted; to interpret the Plan; to make, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the instruments by which Options shall be evidenced; and to make all other determinations necessary or advisable for the administration of the Plan.

     The Board shall have the discretion to appoint not less than three (3) Directors (the "Committee") who shall have the authority the administer the Plan, provided that no member of the Committee shall take any action with respect to Options granted to such member. If and once appointed, the Committee shall select one of its members as its Chairman and shall hold its meetings at such time and place as it shall deem advisable. A majority of the members of the Committee shall constitute a quorum and all actions of the Committee shall be taken by a majority of the members present at any meeting. Any action of the Committee may be taken by an instrument or instruments in writing signed by all the members of the Committee, and any action so taken shall be as effective as if it had been passed by a majority of the votes cast by the members of the Committee present at a meeting of such members duly called and held. Except as otherwise provided by the terms of the Plan or the Board, the Committee, once appointed shall have all the power and authority of the Board hereunder.

     Nothing contained in the Plan or any Option shall be construed in any way so as to prevent the Corporation or any Subsidiary from taking any corporate action which is deemed by the Corporation or the Subsidiary to be appropriate or in its best interest, even if such action would have an adverse effect on the Plan.

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     4.   Plan Restrictions.
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     The following restrictions shall apply to the granting of Options under the
Plan:

          (a) the maximum number of Shares that may be issued from time to time pursuant to the Plan, together with any other Shares reserved for issuance under any options for services or employee stock purchase or stock option plans or any other plans, shall not exceed 2,500,000 Shares;

          (b) the number of Shares subject to option in favor of any one Participant, together with any other Shares reserved for issuance under any other plans to such Participant, shall not exceed 5% of the total number of issued and outstanding Shares at the Date of Grant of his Option; and

          (c) no Option shall extend for a period of more than ten (10) years from its Date of Grant.

     Notwithstanding the terms of this Section 4 or any other Section in the Plan, the Board may adjust the number of Shares available for Options, the number of Shares subject to Options and the exercise price of Options granted hereunder to effect a change in capitalization of the Corporation, such as a stock dividend, stock split, reverse stock split, share combination, exchange of shares, merger, consolidation, reorganization, liquidation, or the like, of or by the Corporation. No fractional shares may be purchased or issued under the Plan.

     5.   Participants.
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     The Board may, from time to time, select particular Consultants, Officers,
Directors and Employees of the Corporation to whom Options are to be granted, and upon the granting of such Options, the selected individuals shall become Participants under the Plan.

     6.   Shares Subject to the Plan.
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     The Shares subject to Options granted pursuant to the Plan shall be authorized but unissued Shares. Shares that by reason of the expiration of an Option, or for any other reason, are no longer subject to purchase pursuant to an Option granted under the Plan, and Shares from time to time rendered in payment of the exercise price of Options, may be made subject to additional Options granted pursuant to the Plan.

     7.   Grant of Options.
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     Options may be granted by the Corporation pursuant to the recommendations of the Board. Options granted hereunder shall be evidenced by written stock option agreements containing such terms and provisions as are recommended and approved from time to time by the Board, but subject to and not more favorable than the terms of the Plan. The Board may from time to time require additional terms which the Board deems necessary or advisable. The Corporation shall execute stock option agreements upon instruction from the Board.

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     8.   Option Exercise Price.
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     The purchase price of Shares subject to an Option granted pursuant to the
Plan shall be determined by the Board on the Date of Grant.

     9.   Restrictions.
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     The Board may, but need not, at the time of granting of an Option or at any subsequent time impose such restrictions, if any, on issuance voluntary disposition and release from escrow of any Options including, without limitation, permitting exercise of Options only in installments over a period of years.

     10.  Exercise and Payment.
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     Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of shares with respect to which the Option is being exercised. Full payment for Shares purchased upon the exercise of an Option shall be delivered to the Corporation with the notice of exercise. No Shares shall be issued until full payment has been made and a Participant shall have none of the rights of a shareholder of the Corporation in respect of the Shares subject to an Option until such Shares have been taken up, paid for in full and issued to him. Any federal, provincial or local taxes required to be paid or withheld at the time of exercise shall also be paid or withheld in full prior to any delivery of Shares upon the exercise of an Option.

     11.  Loans to Participants.
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     The Board, at its sole discretion, may authorize the Corporation to lend or cause to be lent to a Participant such portion of the purchase price of Shares purchased pursuant to an Option as it may determine. The terms and conditions of such a loan, which may be interest free, shall be determined by the Board, provided that the Participant shall be required to pledge to the Corporation any Shares purchased under an Option with the assistance of a loan.

     12.  Transferability of Options.
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     An Option shall not be assignable or transferable by any Participant and may be exercised during the life of the Participant only by the Participant.
The obligations of each Participant pursuant to the Plan and any Option shall be binding on his heirs, executors and administrators.

     13.  Date of Grant of an Option.
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     The grant of an Option pursuant to the Plan shall occur only when a written option agreement shall have been duly executed and delivered by or on behalf of the Corporation to the Participant.

     14.  Rights in Event of Termination.
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     If a Participant ceases to be a Consultant, Officer, Director or Employee otherwise than as a result of his death, his Option shall forthwith terminate, subject, however, to any specific provision to the contrary in such Option or as may be approved or authorized by the Board either before or after the Participant so ceases

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to be a Consultant, Officer, Director or Employee. In the case of the death of a
Participant, his Option may be exercised, as to all of the optioned shares in respect of which such Option has not then been exercised, by his legal personal representative at any time within a period not exceeding thirty (30) days after the date of death of the Participant, but in no event after the expiry date of such Option, as is stipulated in such Option.

     15.  Amendment or Discontinuation.
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     Subject to Section 4 hereof and any necessary approvals from the
Corporation's shareholders, the Plan may be amended, altered or discontinued by the Board at any time.

     16.  Merger, Amalgamations, Sale of Assets, Winding-Up, etc.
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     In the event of a merger, amalgamation, or consolidation of the Corporation with or into another corporation, or an offer to purchase all or substantially all of the outstanding shares of the Corporation or the sale of all or substantially all of the assets of the Corporation, each outstanding Option which is not fully exercisable shall be accelerated and become fully exercisable; provided, however, that if the successor corporation agrees to assume all outstanding options or substitute equivalent options therefor, then the Board, in its sole discretion, shall have the power to determine that Options which are not fully exercisable shall not be so accelerated but shall be so assumed or such equivalent options shall be substituted therefor. If the outstanding Options become fully exercisable as set forth in this Section 16, the Board shall notify each Participant that such Options shall be fully exercisable for a period of thirty (30) days from the date of such notice, and the Option will terminate upon the expiration of such period.

     In the event of the proposed dilution, liquidation or winding-up of the Corporation, to the extent that an Option has not been previously exercised, it will terminate immediately prior to the consummation of such proposed action. The Board may, in its sole discretion, declare that any Option shall terminate as of a date fixed by the Board and give each Participant the right to exercise his option as to all or any part of the Shares, including Shares as to which the Option would not otherwise be exercisable.

     17.  Public Offering.
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     If, at any time, an Option remains unexercised with respect to any Shares, the Board authorizes the Corporation to make a public offering of its securities, the Board may, in its sole discretion, (a) permit the Participants to exercise their Options in respect of all or any of the Shares in respect of which an Option has not been previously exercised at any time until a date which shall be specified by the Board and (b) the Board may, at its option, require the acceleration of the time for the exercise of the affected Options and of the time for the fulfillment of any conditions or restrictions on such exercise.

     18.  Employment.
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     The Plan and any Option granted under the Plan do not confer upon the
Participant any right to be employed or engaged or to continued employment or engagement by the Corporation or any Subsidiary.

     19.  No Right to be Granted an Option.
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     Nothing in the Plan shall be construed so as to give any Consultant,
Director, Officer or Employee any right to be granted an Option.

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     20.  No Obligation to Exercise Option.
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     The granting of an Option pursuant to the Plan shall not impose any obligation upon the Participant to exercise such Option.

     21.  Gender and Number.
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     Words importing gender shall include the masculine, feminine and neuter genders.  Words importing the singular include the plural and vice versa.

     22.  Governing Law.
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     The Plan shall be construed in accordance with the laws of the Province of
Ontario and the laws of Canada applicable therein.

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